CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Post-Effective Amendment No. 60 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1999, relating to the financial statement and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of the Liberty Municipal Money Market Fund (formerly Colonial Municipal Money Market Fund), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors/Accountants of the Fund" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 25, 2000